EXHIBIT 99.1
National Western Life Group, Inc. Announces 2023 Second Quarter Earnings

Austin, Texas, August 8, 2023 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2023 consolidated net earnings of $29.6 million, or $8.38 per diluted share of Class A Common Stock, compared with restated consolidated net earnings of $96.5 million, or $27.30 per diluted share of Class A Common Stock, for the second quarter ended June 30, 2022. For the six months ended June 30, 2023, the Company reported consolidated net earnings of $41.9 million, or $11.86 per diluted share of Class A Common Stock, compared with $194.1 million, or $54.89 per diluted share of Class A Common Stock, a year ago. The Company's book value per share as of June 30, 2023 increased to $626.57.

The Company's financial statements, including the comparable periods for 2022, were prepared in accordance with the new required accounting standard, Accounting for Long-Duration Contracts, referred to as "LDTI." One of the LDTI requirements is the setting liability balances for certain contract features that have Market Risk Benefits based upon interest rates on the reporting period date. Any changes in those liabilities go through net earnings. If the interest rates change from period to period, the Market Risk Benefits liabilities also fluctuate and impact net earnings, introducing variability in reported results. In the quarters ended June 30, 2023 and 2022, the Company's pretax earnings expense/(benefit) pertaining to Market Risk Benefits were $(0.8) million and $(55.5) million, respectively. For the six months ended June 30, 2023 and 2022, the pretax earnings expense/(benefit) from Market Risk Benefits liability changes were $36.2 million and $(116.5) million.

Following the announcement on May 16, 2023 that the Company's Board of Directors was exploring strategic alternatives, the publicly traded price per share of the Company's Class A Common Stock increased significantly in the second quarter, moving from $281.00 at December 31, 2022 and $242.62 at March 31, 2023 to $415.56 at June 30, 2023. The Company's period end Class A Common Stock price is a primary input used for establishing liabilities for outstanding share-based equity awards at each date with the change in liability reported in pretax earnings. Included in the Company's Other operating expenses for the three and six months ended June 30, 2023 are pretax expenses associated with share-based equity awards of $34.6 million and $32.3 million, respectively.

Commenting on the results for the reporting period, Mr. Moody observed, "Unfortunately, these accounting conventions masked the hard work and progress we have made so far in 2023. We have released competitive new products into distribution channels that we have not previously been in, and we have managed to do this while decreasing our administrative cash expenditures compared to last year."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At June 30, 2023, the Company maintained consolidated total assets of $12.5 billion, consolidated stockholders' equity of $2.3 billion, and combined life insurance in force of $18.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. These risks and uncertainties also include, (1) the timing of the strategic alternatives review, (2) the outcome of the strategic alternatives review, including whether any transaction occurs at all, (3) if a transaction does occur, the form (cash, securities or other consideration) and the amount of the consideration, if any, paid to the Company's stockholders, and (4) if a definitive agreement for a transaction is signed with another party, whether the conditions to closing are satisfied, including any necessary insurance regulatory or other approvals. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. The Company does not undertake any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company and/or any person acting on its behalf are expressly qualified in their entirety by this section.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
Revenues, excluding investment and index option gains (losses)	$164,183	154,939	313,797	327,596
Realized and unrealized gains (losses) on index options	21,968	(38,425)	24,901	(76,623)
Realized gains on investments	26	1,766	93	5,560
Total revenues	186,177	118,280	338,791	256,533

Benefits and expenses:
Life and other policy benefits	32,688	26,200	56,878	59,713
Market risk benefit expense	(788)	(55,492)	36,172	(116,498)
Amortization of deferred transaction costs	22,000	22,500	43,274	45,936
Universal life and annuity contract interest	32,947	(26,198)	63,159	(39,769)
Other operating expenses	62,443	30,323	87,126	62,903
Total benefits and expenses	149,290	(2,667)	286,609	12,285

Earnings before income taxes	36,887	120,947	52,182	244,248
Income tax expense	7,253	24,420	10,244	50,159
Net earnings	$29,634	96,527	41,938	194,089

Net earnings attributable to Class A shares	$28,796	93,797	40,752	188,600

Diluted Earnings Per Class A Share	$8.38	27.30	11.86	54.89

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			June 30,	December 31,
			2023	2022

Book value per share			$626.57	602.56
Less: Per share impact of accumulated other comprehensive income (loss)			(119.05)	(131.52)
Book value per share, excluding accumulated other comprehensive income (loss) *			$745.62	734.08

*
Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(432.9) million at June 30, 2023 and $(478.2) million at December 31, 2022. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com